Exhibit 10.30

December 12, 2003

Mark B. Ward
36 Laurel Road
Weston, MA 02493

Dear Mark:

I am pleased to offer you the position of Vice President/General Manager ILM, reporting to Pat Martin, Chairman, President and Chief Executive Officer, to begin at your earliest convenience, prior to year end. Your annualized base salary will be $275,000.00, payable bi-weekly. Other benefits being offered with this position are outlined below.

You will be eligible to participate in the 2004 StorageTek Pay for Performance Management Bonus Plan. The target level incentive for your position will be 55% of your base salary. Incentive payout is based on achievement of corporate and individual goals.

Subject to approval of the Board of Directors, you will be granted an option to purchase 60,000 shares of StorageTek common stock at the next regular meeting of the Compensation Committee after your hire date. Any stock options you may receive are subject to the approval of the Board of Directors and are not granted until approved by the Board. The exercise price per share will be the fair market value as of the grant date. The option will vest in equal annual installments over a four-year period after the grant date. Any options granted to you will be pursuant and subject to the terms and conditions of StorageTek’s 1995 Amended and Restated Equity Participation Plan, as that plan may be amended from time to time. You will be provided a copy of the stock option plan after the Board of Directors approves your option grant.

Additionally, subject to the approval of the Board of Directors, you will receive 10,000 shares of StorageTek restricted common stock at par value, $0.10 per share. These shares will also vest in equal annual installments over a four-year period after the grant date, and are also subject to the terms and conditions of StorageTek’s 1995 Amended and Restated Equity Participation Plan.

To assist with the transition to your new location, StorageTek will provide for the relocation expenses as detailed in the attached Relocation Assistance Summary.

As a member of our team, you will be eligible to participate in our flexible benefit program that currently includes: medical, dental, life, short- and long-term disability coverage, 401(k), employee stock purchase plan and many other employee benefits and services as outlined below.

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401(k) – Participation in the StorageTek 401(k) Plan upon hire and begin contributions in the next available payroll cycle following enrollment. Currently, StorageTek matches 100 percent of the first three percent of your annual base pay and 50 percent of the next four percent (up to government guidelines). Furthermore, starting in the year you turn 50, you may contribute an additional amount up to the government guidelines.

•	Deferred Compensation – Under this program you may contribute up to 50% of your base salary and up to 100% (subject to you meeting your other paycheck obligations) of your marketing or management bonuses into a non-qualified tax deferred plan. In addition, you may also contribute excess 401(k) contributions to the plan. This program offers various investment options in addition to a fixed crediting rate.

•	Executive Life – StorageTek will also provide you with life insurance that is equivalent to two times your base pay. Your initial coverage will be through group term insurance. After you start, you will receive enrollment materials for the executive life insurance plan that allow you to enroll in a universal life policy (for coverage above $50,000) that you will own and that will provide cash surrender value.

•	Medical and Dental – StorageTek offers comprehensive medical/prescription and dental plans, as well as an eyewear discount plan. We pay a majority of the cost of medical and dental coverage for employees and eligible dependents. In addition we offer onsite medical and dental services at our Louisville campus.

•	Short/Long-term disability – Short-term disability (STD) coverage is provided at no cost to you. You may purchase Long-Term Disability (LTD) coverage for a fee.

•	Employee Stock Purchase Program – Twice each year you have the opportunity to authorize up to 10% of your after-tax pay to be used to purchase StorageTek stock through convenient payroll deductions at 85% of its market value.

•	AD&D, Travel Accident – StorageTek provides basic employee AD&D in the amount of two times your annual base salary, up to $900,000 in coverage, at no cost to you. StorageTek pays the entire cost of business travel accident insurance.

•	Executive vacation program allowing vacation as business conditions dictate. There is no defined limit, and therefore, no vacation accrual.

All employment offers are subject to successfully passing a drug-screening test, background check, signing of our propriety rights agreement and your ability to accept employment in the United States.

Mark, here at StorageTek, we are passionate about our work. Our culture is energizing, innovative and challenging. We realize that talented people like you help make us more successful in our rapidly expanding world markets. StorageTek is an Equal Opportunity employer that embraces and encourages diversity. Our goal is to hire the right person into the right job at the right time so that we together can put the power of information into our customers’ hands. We hope you will help us meet this challenge and become part of the StorageTek team.

Please sign both copies and return one copy of this letter by December 15, 2003 to indicate your acceptance of the terms of this offer. This offer will expire after that date.

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We look forward to having you join our team. If you have any questions regarding this offer, please call me directly at (303) 673-3460.

Sincerely,

Roger Gaston
Corporate Vice President, Human Resources
StorageTek

I have read this offer and I understand and accept its terms.

—————————————— Mark B. Ward	—————————————— Acceptance Date

To facilitate enrollment into our personnel system, please provide the following:

—————————————— Social Security Number	—————————————— Date of Birth

Assuming that you have received notification that you have successfully passed all components of StorageTek’s pre-employment screening process before such date*, we would like you to start work as soon as possible.

_______________________
Start Date

*Please note: We typically receive the background check in five to seven business days from when you fax it in. We typically receive the drug test results in three to four business days from when you take the test.

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Relocation Assistance Payment Agreement

Should you resign your employment or if you are terminated for “cause”, as defined below, from Storage Technology Corporation (“StorageTek”) within eighteen (18) months from your relocation date, you agree to pay StorageTek any relocation expenses paid to you, on your behalf or reimbursed to you. These expenses include, but are not limited to, lump sum payments for relocation assistance, payment of shipment of household goods, travel expenses to the new location, and home sales assistance if offered. Such amount shall be payable immediately upon your termination of employment with StorageTek and will be prorated based on completed hours of employment service from the later of your hire date or relocation date.

Termination for “cause” for purposes of this Agreement shall mean any of the following: (1) your willful failure to perform your duties and responsibilities; (2) your breach of any written agreement between yourself and StorageTek; (3) negligence or dishonesty in the performance of your duties; (4) your material violation of any of the Corporate Policies and Practices as in effect from time to time; (5) your engaging in conduct or activities that materially conflict with the interests of or injure StorageTek, or materially interfere with your duties owed to StorageTek as such is determined in the sole and complete discretion of StorageTek; (6) your failure to perform lawful duties within your area of responsibility as assigned to you by your manager; and (7) your conviction of a felony in any criminal proceeding (or entering into a plea bargain admitting criminal guilt, including any plea to any offense for which a deferred sentence or prosecution is received) regardless of whether the conduct for which you are convicted is work related.

In addition, you agree to authorize StorageTek to deduct from your final paycheck any amounts owed to StorageTek pursuant to this Relocation Assistance Payment Agreement and any other amounts that StorageTek otherwise might pay upon termination, including without limitation your accrued but unused vacation. Your hire date is the date you commenced work with StorageTek.

In the event you refuse or fail to pay the amount owed for relocation expenses paid to you by StorageTek, StorageTek will be entitled to recover from you its attorney’s fees and costs associated with the collection of said expenses.

Nothing in this Agreement alters your status as an at-will employee. As an at-will employee, either StorageTek or you can terminate your employment relationship at any time, with or without advance notice, and with or without cause.

Accepted by:	—————————————— Mark B. Ward	—————————————— Date

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